Exhibit 99.1

                               Rand Logistics Inc.

                          Transcript of Conference Call

                         Friday, March 10, 2006, 9:00am

Operator: Good morning & welcome ladies and gentleman to the Rand Logistics Investor Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the company we will open the conference up for Questions & Answers after the presentation.

This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements.

At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

      Laurence Levy:    Thank you operator and good morning everyone. With me
                        today is Scott Bravener, President of Lower Lakes. We have scheduled this call to update our existing shareholders and potential investors about the Company.

                        We are delighted to have consummated the acquisition of Lower Lakes and Grand River effective last Friday. As I have described previously, I believe Lower Lakes is a very attractive operating company. The primary attributes of the business include:

                        1. Significant barriers to entry - the company operates under both the Jones Act, which requires U.S. built, owned and operated vessels, as well as the Canada Marine Act, which is the equivalent Canadian legislation. No significant new capacity has come onto the Lakes for over 20 years.

                        2. A low cost structure - Lower Lakes and Grand River have had the advantage of being built from the ground up and do not have the legacy costs and crewing inefficiencies that most of our competitors are burdened with. Lower Lakes has a non-unionized workforce and Grand River has been able to put in place attractive labor agreements that are conducive to achieving the efficiencies required to operate competitively. As a result, we believe the company has a lower operating cost structure than our competitors.

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                        3.    A diversified secure customer base - we have about
                              50 customers operating in a variety of industries. Customer contracts are normally for between 2 and 7 years and contain fuel surcharge clauses. The company has had extremely stable customer relationships, which subject to weather conditions results in highly predictable revenue.

                        4. A great management team - the team that founded and built the company have all joined Rand. That team is headed up by Captain Scott Bravener, who I would like to ask to update you on the company's operations and outlook.

      Capt. Scott       Good morning. We are very pleased that this transaction
      Bravener:         has closed and are optimistic about the company's
                        outlook with Rand's access to the capital markets and its strategic guidance.

                        We have recently completed the annual process of booking cargo for the upcoming shipping season. I anticipate a strong season, as we have committed almost all of our capacity to our existing customer base. Most of the renewal contracts signed recently call for favorable price increases over the next several years which are above our historical norms. We already have over 90% of our budgeted revenue for the upcoming sailing season under contract. This reflects the strong demand for shipping capacity on the Great Lakes and the limited capacity available on the existing fleets.

                        With Rand's encouragement, we invested a significant amount of capital in our fleet over the past few months. The amount invested approximates $6 million, about $2

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                        million of which has been expensed and the balance will
                        be capitalized. The investment not only maintained our fleet but also enhanced it in meaningful ways. Enhancements this season include:

                        1. The completion of our protective coatings program on the M/V Cuyahoga to protect it against corrosion from the transportation of salt and to significantly reduce the associated maintenance costs.

                        2. Completion of the first half of a two year renewal of the unloading equipment on the M/V Maumee. This will materially improve performance during the upcoming shipping season and ensure that the vessel operates efficiently.

                        3. Replacement of steam auxiliaries to significantly reduce fuel consumption and the continuation of our steel renewal program to extend the longevity of other boats in our fleet.

                        The net result is that we start this year with our fleet in excellent condition and our book of business full. It should be a strong year.

                        This week, we started our 2006/2007 navigation season with the loading of the McKee Sons. This is earlier in the season than normal as we generally start our season in the last week of March, weather and ice conditions permitting. However, our customer base has requested that we start shipping as early as possible due to their significant current and future needs, and the warm winter which resulted in minimal ice formation in the Great Lakes enabled us to do so.

                        I would now like to comment on our third fiscal quarter financial results which represent the period October through December 2005. The complete results for the nine months ended December 2005 are available in our Form 8-K filed yesterday with the Securities and Exchange Commission. Revenue in the third quarter of 2005 was $17.8 million, an increase of approximately 25% compared to the revenue of $14.3 million for the same period

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                        ended December 2004. However, about $1.3 million of the
                        $3.5 million revenue increase was attributable to an increase in the fuel surcharge received by the Company from customers. Excluding this increase in fuel surcharge recovery, revenues increased by approximately 17% from the three months ended December 31 2004 to the three months ended December 31, 2005. Our operating cash flow for the 2005 period is approximately $2.2 million which was about $500,000 below the same period ended December 2004. The primary reasons for this decline in operating cash flow are:

                        1. The Maumee which was reactivated in May 2005 did not perform well. It is common for a vessel introduced in mid season to under perform due to equipment related issues and the training adjustment for the crew. We estimate that this under performance cost the company about $750,000 in the third quarter which was much more than we expected. To address the Maumee's under performance, we initiated a number of corrective measures, including investing approximately $700,000 over this past winter season to replace its starboard unloading tunnel equipment and to maintain the remaining equipment. Additionally, Grand River has instituted a number of senior management changes as well as significant changes to the operating personnel of this vessel. We believe these actions will result in a successful upcoming shipping season.

                        2. The weather on the Great Lakes during November and December was some of the worst shipping weather we have encountered on the Great Lakes in a decade. During the quarter ended December 2005, the Company lost approximately 44 sailing days over and above the sailing days lost for the same period ended December 2004. This resulted in delays which we estimate cost the company approximately $250,000 of margin. Once again, based on history, we believe that weather disruption of this magnitude is a non-recurring event.

                        Considering the series of events that occurred in the third quarter, I am actually quite pleased with the 2005 results compared with 2004. Our revenue trends are strongly positive and the issues that impacted us in 2005 have either been addressed or are non-recurring.

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                        Accordingly based on our customer commitments for this
                        year, our early start to the season, our favorable pricing trends and the condition of our vessels, I expect us to have a very strong sailing season this year.

                        I look forward to both this upcoming sailing season and the longer term growth opportunities that our partnership with Rand offers. I would now like to turn it back over to Laurence.

      Laurence Levy:    Thanks, Scott.

                        We start off with our new investment with a solid balance sheet. We have equity (including common and preferred stock) of about $45 million and debt of about $22.5 million. We are conservatively leveraged. Our cash resources which fluctuate over the sailing season currently exceed $5 million.

                        Our balance sheet gives our company the ability to grow, which we intend to do both organically and through acquisition. We view Lower Lakes and Grand River as a platform acquisition representing a strong base off which to grow the company. Our senior team is already working on opportunities for growth and we are optimistic about our ability to expand.

                        Our initial focus for acquisitions will be on Jones Act assets both on the Great Lakes and elsewhere. We have identified some opportunities and are pursuing them. Additionally we will be seeking to identify other assets that meet our criteria of predictable cash flows and barriers to entry.

                        I'd like to point out that we are not providing financial guidance at this point in time in light of the recent closing of the acquisition. It is however a subject that we will revisit in the future.

                        I should also mention that we are working on transferring our listing for our common stock, warrants and units from the Bulletin Board to Nasdaq. We anticipate this occurring in the near future.

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                        Additionally, we are planning an investor outing to
                        visit Lower Lakes' operations in Ontario, likely in the second half of April, so please call or email Lauren Till at The Equity Group if you have an interest in joining us for the trip - 212-836-9610 or LTill@equityny.com.

                        I will also continue to be proactive with the investment community in terms of reaching out to the buy and sell-side.

                        And now we would like to open the call for questions. Operator, could you please assist us with that?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions].

Our first question comes from the line of Bobby Melnick with Terrier Partners. Please go ahead, Mr. Melnick.

<Q - Bobby Melnick>: Thank you, good morning gentlemen.

<A - Laurence Levy>: Good morning Bobby.

<A - Scott Bravener>: Good morning Bob.

<Q - Bobby Melnick>: I appreciate you hosting this call, I think that's shareholder friendly. And as one owner, I endorse not offering any guidance, may distinguish me from the investment community, but I, this is an unpredictable business as you know - short-term given some of the volatility that you discussed, and I think if you set out some of the parameters, investors should be able to make their own conclusion. So, I don't think guidance is necessarily, a good thing for investors, point one.

Point two; my question you spoke about the pricing outlook for 2006 being higher than historic norms of the company. I recognize that you have unique contracts with each of your customers, but if you could flesh that out a little bit and give us some indication about either what that represents broadly for 2006, or give us some indication about what those historic averages were Scott, and we might have a sense of sort of what to anticipate in terms of our ongoing contracts, again this would be precluding the fuel surcharge, which I assume is a cost pass-along?

<A - Scott Bravener>: That's correct Bob. Historically, our contracts have either been tied to cost-of-living increases, or increases in the neighborhood of 2% to 3% per annum against the vessel component of our freight rates, which represents 85% of the freight rates, 15% is the component of which the fuel surcharge is based. On, in the last half of last season, and going into this season, any renewals we've done, we've seen increases roughly double what we have historically seen.

<Q - Bobby Melnick>: Right thank you.

Operator: [Operator Instructions]. Your next question comes from the line of Brett Fialkoff with Performance Partners. Please go ahead Mr. Fialkoff.

<Q - Brett Fialkoff>: Hi guys given what's going on with the rates, are you able to sign up longer-term deals?

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<A - Scott Bravener: Typically Brett all of our agreements are, have been 2 to 7 seven years in duration. In this market right now we are looking at 3 to 5 years on anything that we are renewing currently.

<Q - Brett Fialkoff>: Okay given, but given that rates are double would you look favorably on going a little longer out, meaning you would like to sign up 4 or 5 year deals given where rates are or just keep it as it is?

<A - Scott Bravener: With what we see happening with capacity in the market I think we have intended to go a little shorter than longer at this period with the potential for even more favorable increases in the future.

<Q - Brett Fialkoff>: Is any capacity coming out the market or its just demand is so strong?

<A - Scott Bravener: It's a combination of demand and there has been some capacity removed from the market with vessel retirements in both the Canadian market and the U.S. market.

<Q - Brett Fialkoff>: Can you give us any indication of how much is coming out of the fleet?

<A - Scott Bravener: I think in the Canadian market there has been one vessel removed from the market for use in foreign operations of the operator that owned it, that's going to remove approximately 2 million ton of capacity out of the Canadian market and there was one vessel retired in the U.S. market last year which removed about a 1.5 million ton of capacity from the U.S. market.

<Q - Brett Fialkoff>: And just to refresh my memory, how much total tonnage is there in U.S. and Canada in our markets?

<A - Scott Bravener: Off the top of my head, I couldn't answer that question but it's, I believe in the 45 million ton range.

<Q - Brett Fialkoff>: Okay great. And I also second Bobby's comments about guidance. Thanks guys.

<A - Scott Bravener: Thank you.

<A - Laurence Levy>: Thanks Brett.

Operator: Your next question comes from the line of Bill Fellows with Turnberry Capital Management. Please go ahead Mr. Fellows.

<Q>: Hi, good morning. I had a question about utilization rates, I recognize on your outbound trips if you will, utilization up in the high 90% and on the backhaul portion it's a bit lower. I just wanted to know what are the possibilities you might have to improve the utilization on the backhaul segment?

<A - Scott Bravener: We have strengthened our backhaul business this past winter we just concluded a contract with an electric utility in the Michigan market to service all their requirements over the next couple of years. And our existing customers have indicated stronger backhaul patterns going into the season, which are mainly salt customers and coal customers.

<Q>: Where - I mean, in your ideal case or realistic case how high do you think you could get the utilization rates up on the backhaul part and roughly where are they at today?

<A - Scott Bravener: Typically we look at the utilization on the basis of the amount of time spent in the loaded condition and the amount of time the vessel is in ballast. Some trades, if you are in a shuttle type trade pattern you are going to be close to 50:50 but in most of our trade patterns we're looking at 65:35 with the vessel in the loaded condition versus ballast. Last season that would have been much closer to 38, 39%- or I should say the loaded condition was greater than that last year. We have improved upon that and we think that will improve - much closer to a 70:30 mix this year.

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<Q>: Okay. Thank you.

Operator: At this time there are no additional questions. I will now turn the conference back to Mr. Levy.

I am sorry we do now have a question from question from Gary Lehrman. Please go ahead.

<Q>: Hi good morning guys, Gary Lehrman. I have a question and I apologize in advance if you addressed this in your prepared remarks, but I was wondering how much you guys have to pursue further acquisitions in terms of cash and available capital?

<A - Laurence Levy>: Gary for us to pursue further acquisitions, we will be sourcing additional capital from our existing and new capital product. We do have a very supportive equity base that is aware of our strategic plan and has indicated that they would be receptive to investing additional capital in our company. We have as part of this initial acquisition placed a $15 million preferred stock note and have received indication from several parties that they would be receptive to investing in a similar note and clearly our debt providers are receptive to supporting us. Having the flexibility of a public stock also gives us the option of issuing stock to a seller if we find an appropriate situation. But clearly we are very sensitive to dilution of our existing shareholder basis; our management team are significant shareholders in the company. So, when we find an appropriate acquisition opportunity we do not believe that capital will be a significant constraint on our capabilities.

<Q>: Great. Thank you.

Operator: There are no additional questions at this time. I'll now turn the conference back to Mr. Levy.

Laurence S. Levy, Chairman and Chief Executive Officer

Okay. Thank you all very much for taking your time to participate on this call and for the support that you do provide to our company. Our management team is dedicated to maximizing the value of this company and we are going to be focused on doing that. So, thank you all and we look forward to speaking with you soon and hopefully we would encourage as many of you as can to come and visit Ontario with us during the month of April. Thanks operator.

Operator: Thank you, sir. And this concludes our conference call for today. Thank you all for participating and have a nice day. All parties may now disconnect.